Exhibit 10.4

SEPARATION AGREEMENT & RELEASE OF CLAIMS

This is a Separation Agreement and Release of Claims (“Agreement” or “Release”) between HD Supply, Inc., HD Supply Holdings, Inc., their subsidiaries, affiliates, predecessors, and related entities (hereinafter collectively referred to as the “Company”) and Jerry Webb (the “Employee”).

WHEREAS, the Employee’s employment with the Company is being terminated as a result of a reorganization; and

WHEREAS, the Employee understands the Company regards the representations by him as material and that the Company is relying on these representations in entering into this Agreement;

NOW, THEREFORE, the Company and the Employee agree as follows:

1.                                      Termination Date.  The Employee’s last day of employment will be November 2, 2015 (“Termination Date”).  Therefore, Employee shall not accrue any vacation days or credit subsequent to the Termination Date.

2.                                      Separation Payments.  Employee shall receive separation payments at the rate of $392,129.57 per year, subject to applicable tax withholding, paid on a bi-weekly basis through May 1, 2017.  Any pay continuation pursuant to this Agreement shall terminate and be forfeited upon breach of Employee of any of the terms of this Agreement.

3.                                      Benefits.  Employee’s benefits shall end on the last day of the month in which the Termination Date falls, pursuant to the terms of such plans and applicable law.

4.                                      Discretionary Payment. Employee shall receive a one-time discretionary payment of $8,455.00, net of taxes, to assist with paying the COBRA medical premiums.

5.                                      Annual Incentive Plan.  Employee will receive an Annual Incentive Plan award payment for the 2015 fiscal year based on actual business results, provided that said payment shall be capped at the 100% target performance level (“Target”) in the event actual business results exceed Target.  Such payout shall occur as soon as administratively possible after its normally scheduled payout time (but in no event later than April 15, 2016). The Company has the sole discretion to determine the amount of such bonus.  Employee shall not be entitled to any other payments other than those described in this Agreement.

6.                                      Stock Awards.

a.              Pre-IPO Vested Options. All Employee’s options to purchase Company’s common stock that were granted before June 26, 2013 (“Pre-IPO Options”) that are vested and outstanding as of the Termination Date shall remain exercisable through 5:00 p.m. on January 31, 2016, and shall otherwise be controlled by the terms of the Employee Stock Option Agreement, Employee Stock Subscription Agreement and the HDS Investment Holding, Inc. Stock Incentive Plan pursuant to which said Pre-IPO Options were granted. Any portion of the Pre-IPO Options not exercised by 5:00 p.m. on January 31, 2016 will be forfeited and cancelled.

b.              Accelerated Vesting of At-IPO Options. Employee’s 57,200 outstanding, unvested options granted on June 26, 2013 that are originally scheduled to vest on June 26, 2016 (Award ID 251) (“At-IPO Options”) are hereby amended to vest on the Termination Date. The At-IPO Options shall remain exercisable through 5:00 p.m. on November 1, 2016, and shall otherwise be controlled by the terms of the Employee Stock Option Agreement and the 2013 Omnibus Stock Incentive Plan pursuant to which the At-IPO Options were granted, except as modified by this Agreement. The At-IPO Options are subject to forfeiture for any earlier breach of this

Agreement. Any portion of the At-IPO Options not exercised by 5:00 p.m. on November 1, 2016 will be forfeited and cancelled.

c.               Forfeiture of All Other Unvested Equity Awards. All other unvested equity awards shall be forfeited and cancelled on the Termination Date (30,897 total restricted stock awards (Award ID 1523 and Award ID 1558) granted on March 6, 2014 and March 10, 2015).

d.              Section 16(b) Compliance. Employee acknowledges that: (i) he remains subject to trade clearance and other trading restrictions stated in the HD Supply Holdings, Inc. Policy on Trading in Securities for six (6) months after the Termination Date in order to facilitate compliance with Section 16 of the Securities Exchange Act of 1934, as amended (the “Act”) (ii) he is prohibited from engaging in transactions in the Company’s securities during said six-month period that would require disgorgement of profits under the short-swing profit rules of Section 16(b) of the Act (any purchase or sale executed within six months of an opposite way transaction) and that he will indemnify the Company against, and immediately reimburse the Company for, any losses, including attorney’s fees, that the Company may incur as a result of any violation by him of Section 16(b), and (iii) that he may not trade in such securities at any time that he is in possession of material nonpublic information until that information has become public or is no longer material.

e.               10b5-1 Plan. Any modification or termination of Employee’s 10b5-1 plan should be pre-cleared through the Company’s normal pre-clearance channels (via email to hdstradpreclearance@hdsupply.com)

7.                                      Outplacement Services. In lieu of providing outplacement services, the Company shall pay Employee a lump sum amount that after the deduction of applicable tax withholding will result in a net payment $10,000.00 to Employee.  Such payment shall be made on or before the 30th day after the Effective Date of this Agreement.

8.                                      Release of Claims.  The Employee and Employee’s heirs, assigns, and agents release, waive and discharge the Company and its past and present directors, officers, employees, parents, subsidiaries, affiliates, related entities, and agents and each of its and their predecessors, successors and assigns from each and every claim, action, right, complaint or application of any sort, known or unknown, arising on or before the Effective Date.

a.              The foregoing release includes, but is not limited to, any claim of discrimination on the basis of race, sex, religion, sexual orientation, national origin, disability, age, or citizenship status; any other claim based on any local, state, provincial, or federal prohibition, including but not limited to claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 1981, the Age Discrimination in Employment Act of 1967, as amended, the Family Medical Leave Act, the Fair Labor Standards Act, the Americans With Disabilities Act, or the Employee Retirement Income Security Act, as amended; any claim arising out of or related to any alleged express or implied employment contract, any other alleged contract affecting terms and conditions of employment, or an alleged covenant of good faith and fair dealing; or any claim for severance pay, bonus, salary, sick leave, stocks, attorneys’ fees, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit.

b.              The Employee represents that Employee understands the foregoing release, that rights and claims under the Age Discrimination in Employment Act of 1967, as amended, are among the rights and claims against the Company Employee is releasing, and that Employee understands that Employee is not presently releasing any future rights or claims that might arise after the Effective Date.

c.               The Employee further agrees never to sue the Company or its past and present directors, officers, employees, parents, subsidiaries, affiliates, predecessors, related entities, and agents and each of its and their predecessors, successors and assigns or cause the Company or its past and present directors, officers, employees, parents, subsidiaries, affiliates, predecessors, related entities, and agents and each of its and their predecessors, successors and assigns  to be sued, regarding any matter within the scope of the above release. If the Employee violates this section of the Agreement, the Company may recover all damages as allowed by law, including all costs and expenses, including reasonable attorneys’ fees, incurred in defending against the suit.

d.              Employee hereby agrees that on the Termination Date, Employee will execute a separate release of claims, a copy of which is attached hereto as Exhibit “A”.

9.                                      Confidential Information and Trade Secrets.  The Employee acknowledges that through Employee’s employment with the Company, Employee has acquired and had access to the Company’s Confidential Information.  Employee further acknowledges that Employee has not published, disclosed or used any of the Company’s Confidential Information except in accordance with Employee’s duties for the Company.  The Employee agrees that, for a period of three years after the Effective Date, Employee will hold in confidence all Confidential Information of the Company and will not disclose, publish or make use of such Confidential Information, unless compelled by law and then only after notice to the Senior Vice President, Human Resources of the Company.  Employee further agrees to return all documents, disks, or any other item or source containing Confidential Information, or any other Company property, to the Company on or before the Termination Date.  If the Employee has any question regarding what data or information would be considered by the Company to be Confidential Information, the Employee agrees to contact the Senior Vice President, Human Resources for written clarification.  “Confidential Information” shall include any data or information, other than trade secrets, that is valuable to the Company and not generally known to competitors of the Company or other outsiders, regardless of whether the confidential information is in printed, written, or electronic form, retained in the Employee’s memory, or has been compiled or created by the Employee.  This includes, but is not limited to: technical, financial, credit marketing, personnel, staffing, payroll, computer systems, marketing, advertising, merchandising, operations, strategic planning, product, vendor, customer or store planning data, trade secrets, or other information similar to the foregoing.

a.              The Employee also acknowledges that through Employee’s employment with the Company Employee has acquired and had access to the Company’s Trade Secrets.  The Employee further acknowledges that the Company has made reasonable efforts under the circumstances to maintain the secrecy of its Trade Secrets.  Employee agrees to hold in confidence all Trade Secrets of the Company that came into Employee’s knowledge during employment by the Company and shall not disclose, publish, or make use of at any time such Trade Secrets for so long as the information remains a Trade Secret.  “Trade Secret” means information, without regard to form, including, but not limited to, any technical or non-technical data, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plans, strategic plans, product plans, or list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

b.              The Employee further acknowledges that his/her breach of any of the covenants in this section of the Agreement would result in immediate and irreparable harm to the Company, its parents, subsidiaries, affiliates or related entities that cannot be adequately or reasonably compensated by law.  Accordingly, the Employee agrees that the Company shall be entitled, if any such breach shall occur or be threatened or attempted, if it so elects, to seek from a court a temporary, preliminary, and permanent injunction, without being required to post a bond, enjoining and restraining such breach or threatened or attempted breach by the Employee.

10.                               Non-competition and Non-Solicitation.

a.              You agree that you will not, for a period of eighteen (18) months following the Termination Date enter into or maintain an employment, contractual, or other relationship, either directly or indirectly, to provide services to any company or entity engaged in any way in a business that competes directly or indirectly with the Company, its parents, subsidiaries, affiliates or related entities.  In addition the Employee agrees not to induce, or attempt to influence, directly or indirectly, any customer, independent contractor or supplier of the Company to: (i) terminate a contract or other relationship with the Company; or (ii) divert new business away from the Company to a competitor.

b.              The Employee agrees that for a period of eighteen (18) months following the Termination Date, Employee will not directly or indirectly solicit or attempt to solicit any business related to the business of the Company existing as of the Termination Date from any of the Company’s customers or suppliers with whom Employee had business contact or about whom Employee received Confidential Information during the one-year period prior to Employee’s Termination Date

c.               The Employee agrees that for a period of twenty-four (24) months following the Termination Date, Employee will not directly or indirectly solicit any person who is an employee of the Company to terminate his or her relationship with the Company without prior written approval from the Senior Vice President, Human Resources of the Company.

11.                               Breach by Employee.  The Company’s obligations to the Employee under this Agreement are contingent on Employee’s performance of Employee’s obligations under this Agreement. Any breach by Employee of this Agreement will entitle the Company to stop any further payments to be paid under the agreement and to all its remedies allowed in law or equity, including but not limited to the return of any payments that it made to Employee under this Agreement to the extent permitted under federal, state and local law.

12.                               Employee Availability.  Employee agrees to make himself reasonably available to the Company to respond to requests by the Company for information pertaining to or relating to the Company and/or the Company’s affiliates, subsidiaries, agents, officers, directors or employees which may be within the knowledge of the Employee.  Employee agrees to cooperate fully with the Company in connection with any and all existing or future litigation, charges, or investigations brought by or against the Company or any of its past or present affiliates, agents, officers, directors or employees, whether administrative, civil or criminal in nature, in which and to the extent the Company deems the Employee’s cooperation necessary.  In conjunction with Employee’s commitments under this paragraph, the Company will reimburse the Employee for reasonable out-of-pocket expenses incurred as a result of such cooperation

13.                               Tax Matters.  This Agreement shall be construed and interpreted to comply with Section 409A of the Internal Revenue Code of 1986 (the “Code”), as amended, and if necessary, any provision shall be held null and void to the extent such provision (or part thereof) fails to comply with Code Section 409A. Each payment of compensation under the Agreement shall be treated as a separate payment of compensation for Section 409A purposes, including for purposes of applying the exclusion from Code Section 409A for certain short-term deferral amounts. It is intended that amounts payable pursuant to this Agreement shall be excluded from the requirements of Code Section 409A either under the separation pay exception or as short-term deferral amounts to the maximum possible extent.  The Company, however, makes no representations or warranties as to whether this Agreement complies with or is exempt from Code Section 409A and Employee acknowledges and agrees that Employee is responsible for all taxes imposed on Employee as a result of the Agreement, including any taxes imposed under Code Section 409A.

14.                               Non-Disparagement.  The Employee agrees that Employee will not make or cause to be made any statements that disparage, are inimical to, or damage the reputation of the Company or any of its past or present affiliates, subsidiaries, agents, officers, directors or employees to anyone, including but not limited to the media, public interest groups and publishing companies.

15.                               Employee Acknowledgements.   Employee acknowledges that Employee is knowingly and voluntarily waiving and releasing any rights he/she may have under the Age Discrimination in Employment Act of 1967.  Employee also acknowledges that the consideration given for the waiver and release set forth in this Agreement is in addition to anything of value to which Employee was already entitled without the waiver and release.  Employee further acknowledges that Employee has been advised by this writing, as required by the Older Workers’ Benefit Protection Act, that:  (1) his/her waiver and release does not apply to any rights or claims that may arise after the Effective Date of this Agreement; (2) he/she should consult with an attorney prior to executing this Agreement; (3) he/she has at least twenty-one (21) days to consider this Agreement (although he/she may by his/her own choice execute this Agreement earlier); (4) he/she has seven (7) days following his/her execution of this Agreement to revoke the Agreement; and (5) this Agreement shall not be effective until the date upon which the revocation period has expired (“Effective Date”).  Employee may revoke this Release only by giving the Company formal, written notice of Employee’s revocation of this Agreement, which should be addressed to Charles White, HD Supply, Inc., 3100 Cumberland Blvd., Suite 1700, Atlanta, GA 30339 and which must be received by Mr. White by the close of business on the seventh (7th) day following Employee’s execution of this Agreement.

16.                               Non-Assignment.  The Employee represents and warrants that as of the date of this Release he has not assigned or transferred, or purported to assign or transfer, to any person, firm, corporation, association or entity whatsoever any released claim.  Employee hereby agrees to indemnify and hold the Company and its past and present directors, officers, employees, parents, subsidiaries, affiliates, related entities, and agents harmless against, without any limitation, any and all rights, claims, warranties, demands, debts, obligations, liabilities, costs, court costs, expenses, including attorneys’ fees, causes of action or judgments based on or arising out of any such assignment or transfer.

17.                               Entire Agreement.  This Release constitutes the entire understanding between the parties. The parties have not relied on any oral statements that are not included in this Separation Agreement and Release of Claims.  Any modifications to this Release must be in writing and signed by the Senior Vice President, Human Resources of HD Supply.

18.                               Governing Law.  This Agreement shall be construed, interpreted and applied in accordance with the law of the State of Georgia, without giving effect to the choice of law provisions thereof.  Employee and the Company hereby irrevocably submit any dispute arising out of or relating to this Agreement to the exclusive concurrent jurisdiction of the state and federal courts located in Georgia.  Employee and the Company also both irrevocably waive, to the fullest extent permitted by applicable law, any objection either may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute, and both parties agree to accept service of legal process in Georgia.

19.                               Arbitration.                                  Any dispute, controversy, or claim arising out of or related to this Agreement, including, but not limited to, a claim for breach or an action for declaratory judgment regarding the validity of this

Agreement or any provision hereof (a “Claim”), shall be settled by final and binding arbitration pursuant to the rules of the American Arbitration Association.  Any such arbitration shall be conducted by one arbitrator mutually acceptable to the parties, who has substantial experience in the matters covered by this Agreement.  If the parties are unable to agree on the arbitrator within thirty (30) days of one party’s giving the other party written notice of intent to arbitrate, the American Arbitration Association shall appoint an arbitrator with such qualifications to conduct such arbitration.  The decision of the arbitrator shall be conclusive and binding on the parties.  The arbitration shall be conducted in Georgia or such other location to which the parties may agree.  The arbitrator shall have the authority to determine the arbitrability of any Claim.  The parties understand and agree that the arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of preliminary and permanent injunctive relief.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.  Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Senior Vice President, Human Resources and the Employee.

The Employee understands and acknowledges the significance and consequences of this Agreement, that the consideration provided herein is fair and adequate, and represents that the terms of this Agreement are fully understood and voluntarily accepted.

HD Supply Holdings, Inc.

HD Supply, Inc.

By:	/S/ MEG NEWMAN	11/17/15
	Meg Newman	Date
SVP, Human Resources

Employee

/S/ JERRY L. WEBB		9/3/2015
Jerry Webb		Date

Sign and return to:

Charles White

HD Supply

3100 Cumberland Blvd., Ste 1700

Atlanta, GA  30339

Exhibit A

Release of Claims

This Release is entered into in connection with that certain Separation Agreement and Release of Claims between HD Supply, Inc. and HD Supply Holdings, Inc.  their subsidiaries, affiliates, predecessors, and related entities (hereinafter collectively referred to as the “Company”) and Jerry Webb (“Employee”) signed by employee on 9/9/2015 (the “Agreement”).  The Employee and Employee’s heirs, assigns, and agents release, waive and discharge the Company and its past and present directors, officers, employees, parents, subsidiaries, affiliates, related entities, and agents and each of its and their predecessors, successors and assigns from each and every claim, action or right of any sort, known or unknown, arising on or before the date he/she executes this Release.

a.  The foregoing release includes, but is not limited to, any claim of discrimination on the basis of race, sex, religion, sexual orientation, national origin, disability, age, or citizenship status; any other claim based on any local, state, or federal prohibition, including but not limited to claims under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Family Medical Leave Act, the Fair Labor Standards Act or the Americans With Disabilities Act; any claim arising out of or related to any alleged express or implied employment contract, any other alleged contract affecting terms and conditions of employment, or an alleged covenant of good faith and fair dealing; or any claim for severance pay, bonus, salary, sick leave, stocks, attorneys’ fees, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, workers’ compensation or disability.

b.  The Employee represents that Employee understands the foregoing release, that rights and claims under the Age Discrimination in Employment Act of 1967, as amended, are among the rights and claims against the Company Employee is releasing, and that Employee understands that Employee is not presently releasing any future rights or claims that might arise after the Effective Date.

c.  The Employee further agrees never to sue the Company or its past and present directors, officers, employees, parents, subsidiaries, affiliates, predecessors, related entities, and agents and each of its and their predecessors, successors and assigns or cause the Company or its past and present directors, officers, employees, parents, subsidiaries, affiliates, predecessors, related entities, and agents and each of its and their predecessors, successors and assigns  to be sued, regarding any matter within the scope of the above release. If the Employee violates this Release, the Company may recover all damages as allowed by law, including all costs and expenses, including reasonable attorneys’ fees, incurred in defending against the suit.

Employee acknowledges that he/she is hereby advised and has had the opportunity to obtain the assistance and advice of legal counsel in reviewing and understanding this Release, that he/she indeed has had the assistance of counsel in reviewing and understanding this Release, and that he/she understands completely this Release and the legal effect thereof.

Employee acknowledges that prior to executing this Release, he/she was given at least twenty-one (21) days to review this Release and to determine whether or not to enter into it, which, after consultation with his attorneys, he/she has waived by executing the Release on the date set forth below.  Upon Employee’s execution of this Release, he/she shall have seven (7) days from and after the date he/she executes it within which to revoke it.  Any revocation shall be in writing and delivered to the Company’s counsel, Susan V. Stucker, 501 W. Church Street, Orlando, Florida  32805.  To be effective, revocation must be physically delivered on or before the end of the seventh calendar day from their full respective execution of this Release.  The Agreement is contingent upon the execution and non-revocation of this Release.  The Agreement and this Release are not effective or enforceable until the time for revocation has expired without Employee revoking his acceptance.

Employee:

/S/ Jerry L. Webb	11/16/2015
Jerry Webb	Date